SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2006

CORAUTUS GENETICS INC.

(Exact Name Of Registrant As Specified In Charter)

Delaware	0-27264	33-0687976
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

75 Fifth Street, NW

Suite 700

Atlanta, Georgia 30308

(Address of principal executive offices, including zip code)

(404) 526-6200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 11, 2006, the Board of Directors of Corautus Genetics Inc. (“Corautus”), upon recommendation from the Compensation Committee, approved an amended and restated Corautus non-employee director compensation program. In order to conserve Corautus’ working capital, the Board of Directors eliminated the cash election component of the program, pursuant to which the non-employee directors were entitled to elect cash in lieu of certain stock options. Additionally, for purposes of retaining qualified and experienced board members, the option shares were increased.

Thus, for the 2006-2007 service year (defined as the 12-month period beginning on the date of the 2006 Annual Meeting and ending on the date prior to the date of the 2007 Annual Meeting), the amended and restated program provides that each non-employee director shall receive (as applicable): (i) a retainer stock option grant for that service year exercisable for 53,569 shares of Corautus common stock; (ii) an option grant exercisable for 22,800 shares of Corautus common stock as consideration for attendance at Board of Directors meetings during the service year; (iii) an option grant exercisable for 11,400 shares of Corautus common stock as consideration for attendance at committee meetings during the service year (multiplied by each committee on which the director serves); (iv) an option grant exercisable for 38,185 shares of Corautus common stock as consideration for serving as Chairman of the Board; (v) an option grant exercisable for 26,785 shares of Corautus common stock as consideration for serving as Chairman of the Audit Committee; and (vi) an option grant exercisable for 19,092 shares of Corautus common stock as consideration for serving as the Chairman of the Compensation Committee or the Nominating and Corporate Governance Committee. Stock options granted under the program shall become immediately exercisable if both a change in control of Corautus occurs and, as a result of the change in control, the non-employee director no longer serves as a member of Corautus’ Board of Directors or the board of directors of any resulting company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORAUTUS GENETICS INC.
(Registrant)

Date: May 15, 2006	/s/ Jack W. Callicutt
Jack W. Callicutt Vice President - Finance and Administration, Chief Accounting Officer, and Assistant Secretary